Exhibit 1.01

Modine Manufacturing Company
Conflict Minerals Report
For The Year Ended December 31, 2016
1.	Overview

This report for the year ended December 31, 2016 is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934 (the Rule). The Rule was adopted by the Securities and Exchange Commission (SEC) to implement reporting and disclosure requirements related to conflict minerals as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (Dodd-Frank Act).

This report has been prepared by management of Modine Manufacturing Company (herein referred to as “Modine,” the “Company,” “we,” “us,” or “our”). The information includes the activities of all majority-owned subsidiaries and consolidated joint ventures with the exception of subsidiaries and affiliated entities of the former Luvata Heat Transfer Solutions business (“LHTS”).  Modine completed its acquisition of LHTS on November 30, 2016, putting those entities outside the scope of 2016 reporting year RCOI and due diligence programs. It also does not include the activities of variable interest entities that are not required to be consolidated.

Modine specializes in providing innovative thermal management solutions to diversified global markets and customers.  We are a leading provider of engineered heat transfer systems and high-quality heat transfer components for use in on- and off-highway original equipment manufacturer (“OEM”) vehicular applications.  In addition, we are a global leader in thermal management technology and solutions for sale into a wide array of commercial, industrial, and building heating, ventilating, air conditioning, and refrigeration (“HVAC&R”) markets.  Our primary product groups include: i) powertrain cooling and engine cooling; ii) coils, coolers, and coatings; and iii) heating, ventilation and air conditioning.  Our primary customers across the globe include: automobile, truck, bus, and specialty vehicle OEMs; agricultural, industrial and construction equipment OEMs; commercial and industrial equipment OEMs; construction architects and contractors; and wholesalers of heating equipment.  Modine is a global company headquartered in Racine, Wisconsin (USA) with operations in North America, South America, Europe, Asia and Africa.

We conducted an analysis of our products and concluded that small amounts of tin, tantalum, tungsten and/or gold (3TG) are present in a portion of our products.  In particular, we concluded that 3TG are present in the following Modine products: vehicular heat exchangers and modules containing tin-plated materials or tin-based solder, and building HVAC products or systems containing some or all of the 3TG materials, in electronic devices in particular.

Conflict Minerals Policy

We have adopted a Conflict Minerals Policy.  This policy is publicly available on our website at www.modine.com/web/en/policies.htm.

Supply Chain

Modine manufactures and assembles its products using both raw materials and purchased parts acquired through our competitive global supply process.  Modine has over 1,500 direct material suppliers across the globe, and there are generally multiple tiers between the 3TG mines and our direct suppliers.  Therefore, we rely on our direct suppliers to provide information on the origin of the 3TG contained in components and materials supplied to us – including sources of 3TG that are supplied to them from lower tier suppliers. Contracts with our suppliers are frequently in force for multiple years and we cannot always unilaterally impose new contract terms and flow-down requirements. As we enter into new contracts we are requiring suppliers to provide information about the presence of conflict minerals in the products supplied and about the smelter sources of the conflict minerals. Our conflict mineral policy is published on www.modine.com/web/en/policies.htm, and our Modine Global Supplier Manual (available at http://www.modine.com/web/en/reference-documents.htm) outlines our expectations for conflict- free supply.  We have implemented a survey process for assessing our current products and the supply chain associated with these components and materials that go into these products.

As further described in Section 2.3 of this Report, our survey process started with those suppliers who provided parts or components we believed were reasonably likely to contain 3TG.  We then modified the list to remove suppliers with whom Modine spent less than approximately $5,000 in 2016, based upon spend data through September 30, 2016 and our conclusion that the data did not materially change between then and December 31, 2016. We assessed our industry as well as others and confirmed that this risk-based approach is consistent with how many peer companies are approaching The Rule.

We requested that all identified suppliers provide information to us regarding 3TG and smelters, using the template provided by the Electronic Industry Citizenship Coalition® (EICC®) and The Global e-Sustainability Initiative (GeSI), known as the Conflict Minerals Reporting Template (CMRT).  The CMRT was developed to facilitate disclosure and communication of information regarding smelters and refiners that provide material to a manufacturer’s supply chain.  It includes questions about a direct supplier’s conflict-free policy, its due diligence process, and information about its supply chain such as the names and locations of smelters and refiners as well as the origin of 3TG used by those facilities.

Efforts to Determine Mine or Location of Origin

Because of our size, the complexity of our products, and the depth, breadth and constant evolution of our supply chain, it is difficult to identify actors upstream from our direct suppliers.  We have determined that requesting our suppliers to complete the CMRT represents our reasonable best efforts to determine the mine or locations of origin of 3TG in our supply chain.  We have reached this conclusion in part as a result of our active participation in various industry initiatives and groups.   As a member of the Conflict Free Sourcing Initiative (CFSI), we have had access to updated smelter due diligence to improve our Reasonable Country of Origin Investigation (RCOI).   This membership has been valuable in our smelter classification and supply chain due diligence processes.

Smelters or Refiners and Country of Origin of 3TG

The supplier CMRT declarations we received mentioned approximately 316 potential smelters or supply chain participants.  Of these 316 entities, 258 have been identified and are being monitored by the CFSI.  The remaining 58 entities have not been classified and will be the subject of future due diligence.

The 258 identified entities being monitored by the CFSI can be categorized in the following manner:

Smelter CFSI Analysis Metrics

Status Code	Status	Entity Count	Status Description
1	Compliant	246	Legitimate smelter and CFSI compliant
2	Active	12	Legitimate smelter engaged in CFSI but not yet compliant
3	Not Enrolled	58	Legitimate smelter has been contacted regarding the CFSI Audit Program, or requires outreach to request CFSI participation, or the facility has refused participation in the audit program
	Subtotal – CFSI Assessed	316
4	Unidentified	924	Alleged smelters submitted to Modine on Supplier CMRT’s. Entity not identified on CFSI smelter list. Outreach required to validate smelter status
Grand Total		1240

Status Code	1	2	3		4
Status	Compliant	Active	Not Enrolled	CFSI Identified Entities	UNIDENTIFIED	Grand Total
Gold	93	7	40	140	251	391
Tantalum	45	0	2	47	39	86
Tin	68	5	11	84	568	652
Tungsten	40	0	5	45	66	111
Grand Total	246	12	58	316	924	1240

We were unable to validate whether the 924 entities classified as Unidentified are smelters, refiners or intermediate supply chain companies.  We will continue our due diligence in 2017 to improve this unidentified classification.

Modine’s Conflict Mineral program has resulted in improved supply chain transparency to Conflict Mineral Content and smelter sources.   The number of CFSI-listed entities submitted on supplier CMRT certifications has increased by a factor of about 2.4 times over the past 4 years (316 in 2016 vs. 131 in 2013).

The number of certified Conflict Free smelters increased by more than a factor of three (216 in 2016 vs. 65 in 2013).

The vast majority of suppliers from whom we requested information indicated in their responses that the information provided was at a company or divisional level as opposed to a product level.  We requested that the surveyed suppliers report at an aggregate company level, specifically with respect to any products sold to Modine.  We will continue to move towards unique part number-level reporting in future years.

The Appendix to this report includes a list of countries of origin for 3TG reported to Modine.  The list is derived from the CFSI analysis of potential countries of origin based on the information obtained through our due diligence.

Conclusion

We are unable with assurance to determine the origin of the 3TG in all of our products and therefore cannot exclude the possibility that some may have originated in the Covered Countries. For that reason, under the Rule we are required to submit to the SEC this Conflict Minerals Report (CMR) as an Exhibit to Form SD.

This report is available on our website at www.modine.com/web/en/conflict-minerals.htm .

2.	Due Diligence Process

2.1	Design of Due Diligence

Our due diligence measures have been designed to conform, in all material respects, with the framework in The Organisation for Economic Co-operation and Development (OECD) in the publication OECD (2013) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas: Second Edition, OECD Publishing (OECD Guidance) and the related Supplements for gold and for tin, tantalum and tungsten.

2.2	Management Systems

As described above, Modine has adopted a company policy relating to our sourcing of 3TG, which is posted on our website at   www.modine.com/web/en/policies.htm .

Internal Team

Modine’s management system for conflict minerals covering calendar year 2016 was sponsored by our Vice President, Legal and Corporate Communications, General Counsel and Secretary, and Vice President, Global Operations, and was supported by a team of subject matter experts from relevant functions such as Operations, Purchasing, Engineering Systems and Services, Sales, Legal and Internal Audit. The team of subject matter experts was responsible for implementing our conflict minerals compliance strategy for calendar year 2016, and was led by the Vice President, Global Operations, who acted as the executive conflict minerals program manager. Senior management is briefed about the results of our due diligence efforts on a regular basis.

Control Systems

Since we do not typically have a direct relationship with 3TG smelters and refiners, we are engaged and actively cooperate with other major manufacturers in our business sector and other sectors, through our own efforts and those organized by trade associations. We also participate in or actively monitor the following industry-wide initiatives to disclose upstream actors in the supply chain: The Electronics Industry Citizenship Coalition-Global e-Sustainability Initiative’s (EICC-GeSI) Conflict Free Sourcing Initiative (CFSI), as well as several other manufacturing industry consortiums including the National Association of Manufacturers (NAM), the Automotive Industry Action Group (AIAG) and the Manufacturers Alliance for Productivity and Innovation (MAPI) .

Controls include, but are not limited to, our Code of Conduct, which outlines expected behaviors for all Modine employees and third parties doing business with Modine, our Global Supplier Manual, our Policy regarding Conflict Minerals, and our internal standard practices that govern our new product development processes.  We incorporate these controls into our standard supplier contract, the Modine Approved Supplier Agreement (“MAS”).  We utilize comprehensive agreements with suppliers of products that are not “off-the-shelf” items.  These “off-the-shelf” items include, for example, standard fittings and fasteners, personal protective equipment, and general business supplies.  For suppliers with whom we utilize comprehensive agreements, we use the MAS in the majority of cases.

Supplier Engagement

With respect to the OECD requirement to strengthen engagement with suppliers, we have utilized the CMRT version 4.2 and the Assent Compliance Manager web-based reporting tool for collecting conflict minerals declarations from our supply base. The use of these tools has allowed us to assist our suppliers in understanding our expectations and requirements and increase the rate of responses we have received from our suppliers to our survey requests.  In this fourth year of conflict mineral reporting, we engaged Assent Compliance to assist with the training of suppliers and the collection of supplier CMRTs.  Assent Compliance has followed up with suppliers to ensure completion of CMRTs, and all communications with suppliers has been documented to reflect the degree of success of these efforts.

This reporting year, Modine placed a strong emphasis on supplier education and training. To accomplish this, we utilized Assent’s Learning Management System, Assent University, and provided all in-scope suppliers access to a comprehensive Conflict Minerals training course. This training is tracked and evaluated based on completion of course modules. All suppliers are encouraged to complete all relevant modules of the Conflict Minerals course, which include active learning techniques and testing at the end of each module.

Grievance Mechanism

We have multiple, longstanding grievance mechanisms whereby employees and third parties can report violations of Modine’s policies. We have established a Global Policy regarding Reporting and Investigation, which is publicly available at www.modine.com/web/en/policies.htm . This policy establishes worldwide, consistent methods for employees and others to report any matters they believe may violate our Code or legal obligations, and for the investigation and resolution of all such reports.  Communication channels range from an employee’s immediate supervisor to a third-party-hosted Ethics Helpline to direct contact with Modine’s Business Ethics Committee.

Modine has included clear links to the Helpline and Code on our website, www.modine.com .  Through these mechanisms, third parties within our supply chain, or others related to or with knowledge of those third parties, can report any activities that could violate our Conflict Minerals Policy or the spirit of maintaining a conflict-free supply chain.

Maintain Records

We have adopted a policy to retain relevant documentation for a period of 5 years, consistent with the OECD requirement. Relevant documentation is collected and stored using a variety of methods, including, without limitation, an e-mail address designated for this purpose (conflictminerals@na.modine.com), a database maintained by Assent Compliance containing information provided by Modine’s supply chain, and an internal drive maintained by Modine for purposes of storing materials related to our conflict minerals due diligence and compliance.

2.3	Identify and Assess Risk in the Supply Chain

Because of our size, the complexity of our products, and the depth, breadth, and constant evolution of our supply chain, it is difficult to identify actors upstream from our direct suppliers. Accordingly we participate in a number of industry-wide initiatives as described above.

In order to assess the risk of the presence of 3TG in the parts and materials Modine purchases, we first considered where, logically, 3TG necessary to functionality or production of our products might reside.  To accomplish this, we implemented a multilevel analysis that included the following:

1.	We reviewed material specifications (M-Specs) to identify those where 3TG is specifically called out as a necessary ingredient in the material.

2.
We queried the International Material Data System (IMDS), the automotive industry's material data system, which has become a global standard used by almost all of the global original equipment manufacturers for the tracking of material content in parts supplied to automotive industry.   IMDS provided another level of detail that might not be captured in our internal M-Specs.

3.	Using the information from steps 1 and 2, we queried our company enterprise resource planning (ERP) systems to identify suppliers who provided the materials containing 3TG in the 2016 calendar year.

4.
We utilized our purchasing global material group code spend analytics data to identify suppliers who provided electronic devices (e.g., wiring, motors, controls, sensors, etc.) that we considered to be at risk for containing 3TG.   We built on our learning from the first three years of conflict minerals due diligence and included suppliers determined to be at-risk for supplying product that may contain any conflict minerals.  Due to the nature of our supply chain, which includes distributors of electronic components, we engaged with several Tier 2 sub-suppliers to improve the reporting to our direct supplier distributors.

The multi-level analysis above yielded a list of 201direct material suppliers that are supplying parts or materials to Modine that reasonably may contain 3TG. We rely on these suppliers to provide us with information about the existence and source of conflict minerals contained in the parts or materials supplied to us. Our direct suppliers similarly rely upon information provided by their suppliers.

We calculate supplier risk based on the chances that a supplier provides 3TG that may originate from non-conflict free sources. The value of this risk is calculated based on the risk ratings of the SORs declared by that supplier on their CMRT.

Additionally, suppliers are evaluated on program strength (further assisting in identifying risk in the supply chain). Evaluating and tracking the strength of the program can assist in making key risk mitigation decisions as the program progresses. The criteria used to evaluate the strength of the supplier’s program are:

•	Does the supplier have a policy in place that includes DRC conflict-free sourcing?

•	Has the supplier implemented due diligence measures for conflict-free sourcing?

•	Does the supplier verify due diligence information received from its suppliers?

•	Does the supplier’s verification process include corrective action management?

When a supplier meets these criteria, the supplier is deemed to have a strong program. When a supplier does not meet these criteria, the supplier is deemed to have a weak program.

Assent provided each supplier a copy of the EICC-GeSI reporting CMRT to complete for purposes of Conflict Minerals tracking. Assent and/or members of the Modine supply chain team made at least three follow-up inquiries to each supplier that did not respond to our initial survey, either by phone or email or both. The Assent software platform automatically reviewed the responses against criteria developed to determine which responses required further engagement with our suppliers. These criteria included incomplete responses as well as inconsistencies within the data reported in the CMRT. Assent worked directly with those suppliers to provide revised responses.

Once surveys were returned, Assent reviewed and attempted to match each verified SOR identified in the completed surveys to available lists of SORs that have been validated as conflict free under internationally-recognized schemes such as the CFSI Conflict-Free Smelter Program. If an SOR was not validated by the CFSI’s Conflict-Free Smelter Program (CFSP), Assent either attempted to contact the SOR to gather more information about its sourcing practices or conducted Internet research to determine whether there are any additional publicly available sources of information regarding the SOR’s sourcing practices.

In accordance with OECD Guidelines, it is important to understand risk levels associated with conflict minerals in the supply chain. Smelters not being certified DRC-Conflict Free pose a significant risk to the supply chain. Each facility that meets the CFSI definition of a smelter or refiner of a 3TG mineral is assigned a risk of high, medium or low based on 3 scoring criteria:

•	Geographic proximity to the DRC and covered countries;
•	Conflict-Free Smelter Program (CFSP) audit status;
•	Known or plausible evidence of unethical or conflict sourcing.

Per these criteria the following facilities have been identified as being of highest concern to Modine’s supply chain:

•	Tony Goetz NV - CID002587
•	Kaloti Precious Metals - CID002563
•	Phoenix Metals - CID002507
•	Universal Precious Metals Refining Zambia - CID002854
•	Fidelity Printers and Refiners - CID002515
•	Sudan Gold Refinery - CID002567

When these facilities were reported on a CMRT by one of the suppliers surveyed, risk mitigation activities were initiated. Through Assent Compliance, submissions that include any of the above facilities immediately produce a receipt instructing the supplier to take their own risk mitigation actions, including submission of a product-specific CMRT to better identify the connection to products that they supply to Modine, up to removal of these high risk smelters from their supply chain.

As per the OECD Due Diligence Guidance, risk mitigation will depend on the supplier’s specific context. Suppliers are given clear performance objectives within reasonable timeframes with the goal of progressive elimination of these risks from the supply chain.

In addition, suppliers are guided to the Assent University learning platform to engage in educational materials on mitigating the risk of smelters or refiners on the supply chain.

2.4	Design and Implement a Strategy to Respond to Risks

In response to this risk assessment, Modine continues to update and utilize a risk management plan, through which the conflict minerals program is implemented, managed and monitored.

As part of that risk management plan, updates to this risk assessment are provided regularly to senior management.

As described above, we participate in the following industry-wide initiatives to disclose upstream actors in the supply chain: The Conflict Free Sourcing Initiative (CFSI), as well as several other manufacturing industry consortiums including the National Association of Manufacturers (NAM), the Automotive Industry Action Group (AIAG), and the Manufacturers Alliance for Productivity and Innovation (MAPI).

As part of our risk management plan, to ensure suppliers understand our expectations, we have posted pertinent materials on our website, communicated directly with suppliers (orally and in writing), and included relevant information in our Global Supplier Manual.

As described in our conflict minerals policy, we would engage any of our suppliers whom we have reason to believe are supplying us with 3TG from sources that may support conflict in the DRC or any adjoining country, and assist them to establish an alternative source of 3TG that does not support such conflict, as provided in the OECD guidance. We have found no instances where it was necessary to terminate a contract or find a replacement supplier due to possible violation of our Conflict Minerals Policy or the spirit of a conflict-free supply chain.

2.5	Carry Out Independent Third Party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain

We do not have a direct relationship with 3TG smelters and refiners nor do we perform direct audits of these entities.  However, we do rely upon various industry efforts to influence smelters and refineries to undergo audits and become certified, as appropriate.

Assent Compliance conducts outreach to all smelters and refineries that are not enrolled in the CFSI’s Conflict Free Smelter Program (CFSP) on behalf of Modine. The purpose of this outreach is to encourage participation in the CFSP and to inquire about the facility’s sourcing practices and infrastructure.

2.6	Report on Supply Chain Due Diligence

In addition to this report, see our website at http://www.modine.com/web/en/supplier-policies.htm for further information about our supply chain due diligence and policies and practices.

3.	Due Diligence Results

Utilizing the process outlined above, we received responses from 82% of the 201 suppliers surveyed. We reviewed the responses to determine where further engagement with our suppliers was warranted. We considered untimely or incomplete responses as well as inconsistencies within the data reported in the template in making this determination. We have worked directly with these suppliers to provide revised responses.

Responses included the names of 15,238 entities listed by our suppliers as potential smelters or refiners, of which 316 have been identified and categorized by the CFSI.   Of these 316 entities, 246 or 78% are certified as Conflict Free, 12 or 4% are engaged in the audit process to become certified as Conflict Free, and 58 or 18% are being pursued by the CFSI to begin the certification process.  Our supplier CMRTs included 924 entities that have not been identified by the CFSI and may be smelters or intermediate supply chain participants.   64 of the surveyed suppliers indicated that they sourced 3TG from one or more of twenty-two smelters linked to the DRC, and that such smelters may have been used for tin, tungsten or tantalum supply in products supplied to us.  None reported at a level specific enough to identify products supplied to Modine.  Each of the 64 smelters so identified have been determined by the CFSI to be Conflict Free.  In the Appendix, we have included information about these 64 entities, as well as a full list of the 316 CFSI-monitored smelters reported to us through our due diligence process. We will continue to work with our suppliers and the CFSI to determine their validity and encourage CFSI certification where appropriate for the 58 unknown entities.

4.	Steps To Be Taken To Mitigate Risk

We intend to take the following steps to improve the due diligence conducted to further mitigate any risk that the necessary conflict minerals in our products could benefit armed groups in the DRC or adjoining countries:

a)
In addition to binding our suppliers to our conflict minerals procedures through the use of the Global Supplier Manual and other documents incorporated by reference into our supply agreements, include a specific conflict minerals flow-down clause in new or renewed supplier contracts.

b)
Continue to direct suppliers to training resources provided by Assent Compliance, including Assent University, to attempt to increase the response rate and improve the content of the supplier survey responses.

c)	Engage any of our suppliers who declared “unknown” sources of 3TG in their declarations to pursue the identification of supply chain smelting sources.
d)	Engage with suppliers who provided smelter names that could not be found on the CFSI Conflict Free Smelter List to pursue the identification and confirmation of smelter sources.
e)	Work with the OECD and relevant trade associations to define and improve best practices and build leverage over the supply chain in accordance with the OECD Guidance.
f)	Continue to encourage suppliers to provide part-level information.
g)
In the event that any of our suppliers are found to be providing Modine with products containing 3TG from sources that support conflict in the Covered Countries, work with them to establish alternative sources of 3TG.

h)	Continue to invest in Conflict Minerals due diligence tools, such as Assent Compliance and the resources it provides.

Forward-Looking Statements

The Report contains forward-looking statements which express a belief, expectation or intention, as well as those that are historical fact, are forward-looking statements, including statements relating to our compliance efforts and expected actions.  The words “expects,” “intends,” “plans,” “believes,” and “anticipates” and similar expressions are used to identify these forward-looking statements. These statements are not guarantees of future actions or performance and are subject to various risks, uncertainties and assumptions. Undue reliance should not be placed on these statements, which are only effective as of the date of this Report.  Modine does not assume any obligation to publicly update or revise any forward-looking statement.

Appendix to Modine Manufacturing Company
Conflict Minerals Report
For The Year Ended December 31, 2016

Metal	Standard Smelter Name	Smelter Facility Location	Smelter ID	CFSI Audit Status

Gold	Abington Reldan Metals, LLC	UNITED STATES	CID002708	Active
Gold	Advanced Chemical Company	UNITED STATES	CID000015	Compliant
Gold	Aida Chemical Industries Co., Ltd.	JAPAN	CID000019	Compliant
Gold	Al Etihad Gold Refinery DMCC	UNITED ARAB EMIRATES	CID002560	Compliant
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	GERMANY	CID000035	Compliant
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	UZBEKISTAN	CID000041	Compliant
Gold	AngloGold Ashanti Córrego do Sítio Mineração	BRAZIL	CID000058	Compliant
Gold	Argor-Heraeus S.A.	SWITZERLAND	CID000077	Compliant
Gold	Asahi Pretec Corp.	JAPAN	CID000082	Compliant
Gold	Asahi Refining Canada Ltd.	CANADA	CID000924	Compliant
Gold	Asahi Refining USA Inc.	UNITED STATES	CID000920	Compliant
Gold	Asaka Riken Co., Ltd.	JAPAN	CID000090	Compliant
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	TURKEY	CID000103	Not Enrolled
Gold	AU Traders and Refiners	SOUTH AFRICA	CID002850	Compliant
Gold	AURA-II	UNITED STATES	CID002851	Not Enrolled
Gold	Aurubis AG	GERMANY	CID000113	Compliant
Gold	Bangalore Refinery	INDIA	CID002863	Active
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	PHILIPPINES	CID000128	Compliant
Gold	Boliden AB	SWEDEN	CID000157	Compliant
Gold	C. Hafner GmbH + Co. KG	GERMANY	CID000176	Compliant
Gold	Caridad	MEXICO	CID000180	Not Enrolled
Gold	CCR Refinery - Glencore Canada Corporation	CANADA	CID000185	Compliant
Gold	Cendres + Métaux S.A.	SWITZERLAND	CID000189	Active
Gold	Chimet S.p.A.	ITALY	CID000233	Compliant
Gold	Chugai Mining	JAPAN	CID000264	Not Enrolled
Gold	Daejin Indus Co., Ltd.	KOREA, REPUBLIC OF	CID000328	Compliant
Gold	Daye Non-Ferrous Metals Mining Ltd.	CHINA	CID000343	Not Enrolled
Gold	Degussa Sonne / Mond Goldhandel GmbH	GERMANY	CID002867	Not Enrolled
Gold	DODUCO GmbH	GERMANY	CID000362	Compliant
Gold	Dowa	JAPAN	CID000401	Compliant
Gold	DSC (Do Sung Corporation)	KOREA, REPUBLIC OF	CID000359	Compliant
Gold	Eco-System Recycling Co., Ltd.	JAPAN	CID000425	Compliant
Gold	Elemetal Refining, LLC	UNITED STATES	CID001322	Compliant
Gold	Emirates Gold DMCC	UNITED ARAB EMIRATES	CID002561	Compliant
Gold	Fidelity Printers and Refiners Ltd.	ZIMBABWE	CID002515	Not Enrolled
Gold	Gansu Seemine Material Hi-Tech Co., Ltd.	CHINA	CID000522	Not Enrolled
Gold	Geib Refining Corporation	UNITED STATES	CID002459	Active

Gold	Great Wall Precious Metals Co., Ltd. of CBPM	CHINA	CID001909	Not Enrolled
Gold	Guangdong Jinding Gold Limited	CHINA	CID002312	Not Enrolled
Gold	Gujarat Gold Centre	INDIA	CID002852	Not Enrolled
Gold	Guoda Safina High-Tech Environmental Refinery Co., Ltd.	CHINA	CID000651	Not Enrolled
Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	CHINA	CID000671	Not Enrolled
Gold	Heimerle + Meule GmbH	GERMANY	CID000694	Compliant
Gold	Heraeus Ltd. Hong Kong	CHINA	CID000707	Compliant
Gold	Heraeus Precious Metals GmbH & Co. KG	GERMANY	CID000711	Compliant
Gold	Hunan Chenzhou Mining Co., Ltd.	CHINA	CID000767	Not Enrolled
Gold	Hwasung CJ Co., Ltd.	KOREA, REPUBLIC OF	CID000778	Not Enrolled
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	CHINA	CID000801	Compliant
Gold	Ishifuku Metal Industry Co., Ltd.	JAPAN	CID000807	Compliant
Gold	Istanbul Gold Refinery	TURKEY	CID000814	Compliant
Gold	Japan Mint	JAPAN	CID000823	Compliant
Gold	Jiangxi Copper Co., Ltd.	CHINA	CID000855	Compliant
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	RUSSIAN FEDERATION	CID000927	Compliant
Gold	JSC Uralelectromed	RUSSIAN FEDERATION	CID000929	Compliant
Gold	JX Nippon Mining & Metals Co., Ltd.	JAPAN	CID000937	Compliant
Gold	Kaloti Precious Metals	UNITED ARAB EMIRATES	CID002563	Not Enrolled
Gold	Kazakhmys Smelting LLC	KAZAKHSTAN	CID000956	Not Enrolled
Gold	Kazzinc	KAZAKHSTAN	CID000957	Compliant
Gold	Kennecott Utah Copper LLC	UNITED STATES	CID000969	Compliant
Gold	KGHM Polska Miedź Spółka Akcyjna	POLAND	CID002511	Active
Gold	Kojima Chemicals Co., Ltd.	JAPAN	CID000981	Compliant
Gold	Korea Zinc Co., Ltd.	KOREA, REPUBLIC OF	CID002605	Compliant
Gold	Kyrgyzaltyn JSC	KYRGYZSTAN	CID001029	Compliant
Gold	L'azurde Company For Jewelry	SAUDI ARABIA	CID001032	Not Enrolled
Gold	Lingbao Gold Co., Ltd.	CHINA	CID001056	Not Enrolled
Gold	Lingbao Jinyuan Tonghui Refinery Co., Ltd.	CHINA	CID001058	Not Enrolled
Gold	L'Orfebre S.A.	ANDORRA	CID002762	Not Enrolled
Gold	LS-NIKKO Copper Inc.	KOREA, REPUBLIC OF	CID001078	Compliant
Gold	Luoyang Zijin Yinhui Gold Refinery Co., Ltd.	CHINA	CID001093	Not Enrolled
Gold	Materion	UNITED STATES	CID001113	Compliant
Gold	Matsuda Sangyo Co., Ltd.	JAPAN	CID001119	Compliant
Gold	Metalor Technologies (Hong Kong) Ltd.	CHINA	CID001149	Compliant
Gold	Metalor Technologies (Singapore) Pte., Ltd.	SINGAPORE	CID001152	Compliant
Gold	Metalor Technologies (Suzhou) Ltd.	CHINA	CID001147	Compliant
Gold	Metalor Technologies S.A.	SWITZERLAND	CID001153	Compliant
Gold	Metalor USA Refining Corporation	UNITED STATES	CID001157	Compliant
Gold	Metalúrgica Met-Mex Peñoles S.A. De C.V.	MEXICO	CID001161	Compliant
Gold	Mitsubishi Materials Corporation	JAPAN	CID001188	Compliant

Gold	Mitsui Mining and Smelting Co., Ltd.	JAPAN	CID001193	Compliant
Gold	MMTC-PAMP India Pvt., Ltd.	INDIA	CID002509	Compliant
Gold	Modeltech Sdn Bhd	MALAYSIA	CID002857	Not Enrolled
Gold	Morris and Watson	NEW ZEALAND	CID002282	Not Enrolled
Gold	Morris and Watson Gold Coast	AUSTRALIA	CID002866	Not Enrolled
Gold	Moscow Special Alloys Processing Plant	RUSSIAN FEDERATION	CID001204	Compliant
Gold	Nadir Metal Rafineri San. Ve Tic. A.Ş.	TURKEY	CID001220	Compliant
Gold	Navoi Mining and Metallurgical Combinat	UZBEKISTAN	CID001236	Active
Gold	Nihon Material Co., Ltd.	JAPAN	CID001259	Compliant
Gold	Ögussa Österreichische Gold- und Silber-Scheideanstalt GmbH	AUSTRIA	CID002779	Compliant
Gold	Ohura Precious Metal Industry Co., Ltd.	JAPAN	CID001325	Compliant
Gold	OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet)	RUSSIAN FEDERATION	CID001326	Compliant
Gold	OJSC Novosibirsk Refinery	RUSSIAN FEDERATION	CID000493	Compliant
Gold	PAMP S.A.	SWITZERLAND	CID001352	Compliant
Gold	Pease & Curren	UNITED STATES	CID002872	Not Enrolled
Gold	Penglai Penggang Gold Industry Co., Ltd.	CHINA	CID001362	Not Enrolled
Gold	Prioksky Plant of Non-Ferrous Metals	RUSSIAN FEDERATION	CID001386	Compliant
Gold	PT Aneka Tambang (Persero) Tbk	INDONESIA	CID001397	Compliant
Gold	PX Précinox S.A.	SWITZERLAND	CID001498	Compliant
Gold	Rand Refinery (Pty) Ltd.	SOUTH AFRICA	CID001512	Compliant
Gold	Remondis Argentia B.V.	NETHERLANDS	CID002582	Not Enrolled
Gold	Republic Metals Corporation	UNITED STATES	CID002510	Compliant
Gold	Royal Canadian Mint	CANADA	CID001534	Compliant
Gold	SAAMP	FRANCE	CID002761	Not Enrolled
Gold	Sabin Metal Corp.	UNITED STATES	CID001546	Not Enrolled
Gold	SAFINA A.S.	CZECH REPUBLIC	CID002290	Not Enrolled
Gold	Sai Refinery	INDIA	CID002853	Not Enrolled
Gold	Samduck Precious Metals	KOREA, REPUBLIC OF	CID001555	Compliant
Gold	SAMWON Metals Corp.	KOREA, REPUBLIC OF	CID001562	Not Enrolled
Gold	SAXONIA Edelmetalle GmbH	GERMANY	CID002777	Compliant
Gold	Schone Edelmetaal B.V.	NETHERLANDS	CID001573	Compliant
Gold	SEMPSA Joyería Platería S.A.	SPAIN	CID001585	Compliant
Gold	Shandong Tiancheng Biological Gold Industrial Co., Ltd.	CHINA	CID001619	Not Enrolled
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CHINA	CID001622	Compliant
Gold	Sichuan Tianze Precious Metals Co., Ltd.	CHINA	CID001736	Compliant
Gold	Singway Technology Co., Ltd.	TAIWAN	CID002516	Compliant
Gold	So Accurate Group, Inc.	UNITED STATES	CID001754	Not Enrolled
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	RUSSIAN FEDERATION	CID001756	Compliant
Gold	Solar Applied Materials Technology Corp.	TAIWAN	CID001761	Compliant
Gold	Sudan Gold Refinery	SUDAN	CID002567	Not Enrolled

Gold	Sumitomo Metal Mining Co., Ltd.	JAPAN	CID001798	Compliant
Gold	T.C.A S.p.A	ITALY	CID002580	Compliant
Gold	Tanaka Kikinzoku Kogyo K.K.	JAPAN	CID001875	Compliant
Gold	The Refinery of Shandong Gold Mining Co., Ltd.	CHINA	CID001916	Compliant
Gold	Tokuriki Honten Co., Ltd.	JAPAN	CID001938	Compliant
Gold	Tongling Nonferrous Metals Group Co., Ltd.	CHINA	CID001947	Not Enrolled
Gold	Tony Goetz NV	BELGIUM	CID002587	Active
Gold	TOO Tau-Ken-Altyn	KAZAKHSTAN	CID002615	Not Enrolled
Gold	Torecom	KOREA, REPUBLIC OF	CID001955	Compliant
Gold	Umicore Brasil Ltda.	BRAZIL	CID001977	Compliant
Gold	Umicore Precious Metals Thailand	THAILAND	CID002314	Compliant
Gold	Umicore S.A. Business Unit Precious Metals Refining	BELGIUM	CID001980	Compliant
Gold	United Precious Metal Refining, Inc.	UNITED STATES	CID001993	Compliant
Gold	Universal Precious Metals Refining Zambia	ZAMBIA	CID002854	Not Enrolled
Gold	Valcambi S.A.	SWITZERLAND	CID002003	Compliant
Gold	Western Australian Mint trading as The Perth Mint	AUSTRALIA	CID002030	Compliant
Gold	WIELAND Edelmetalle GmbH	GERMANY	CID002778	Compliant
Gold	Yamamoto Precious Metal Co., Ltd.	JAPAN	CID002100	Compliant
Gold	Yokohama Metal Co., Ltd.	JAPAN	CID002129	Compliant
Gold	Yunnan Copper Industry Co., Ltd.	CHINA	CID000197	Not Enrolled
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA	CID002224	Compliant
Gold	Zijin Mining Group Co., Ltd. Gold Refinery	CHINA	CID002243	Compliant
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	CHINA	CID000211	Compliant
Tantalum	Conghua Tantalum and Niobium Smeltry	CHINA	CID000291	Compliant
Tantalum	D Block Metals, LLC	UNITED STATES	CID002504	Compliant
Tantalum	Duoluoshan	CHINA	CID000410	Compliant
Tantalum	Exotech Inc.	UNITED STATES	CID000456	Compliant
Tantalum	F&X Electro-Materials Ltd.	CHINA	CID000460	Compliant
Tantalum	FIR Metals & Resource Ltd.	CHINA	CID002505	Compliant
Tantalum	Global Advanced Metals Aizu	JAPAN	CID002558	Compliant
Tantalum	Global Advanced Metals Boyertown	UNITED STATES	CID002557	Compliant
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	CHINA	CID000616	Compliant
Tantalum	H.C. Starck Co., Ltd.	THAILAND	CID002544	Compliant
Tantalum	H.C. Starck GmbH Goslar	GERMANY	CID002545	Compliant
Tantalum	H.C. Starck GmbH Laufenburg	GERMANY	CID002546	Not Enrolled
Tantalum	H.C. Starck Hermsdorf GmbH	GERMANY	CID002547	Compliant
Tantalum	H.C. Starck Inc.	UNITED STATES	CID002548	Compliant
Tantalum	H.C. Starck Ltd.	JAPAN	CID002549	Compliant
Tantalum	H.C. Starck Smelting GmbH & Co. KG	GERMANY	CID002550	Compliant
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	CHINA	CID002492	Compliant

Tantalum	Hi-Temp Specialty Metals, Inc.	UNITED STATES	CID000731	Compliant
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	CHINA	CID002512	Compliant
Tantalum	Jiangxi Tuohong New Raw Material	CHINA	CID002842	Compliant
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CHINA	CID000914	Compliant
Tantalum	Jiujiang Tanbre Co., Ltd.	CHINA	CID000917	Compliant
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	CHINA	CID002506	Compliant
Tantalum	KEMET Blue Metals	MEXICO	CID002539	Compliant
Tantalum	KEMET Blue Powder	UNITED STATES	CID002568	Compliant
Tantalum	King-Tan Tantalum Industry Ltd.	CHINA	CID000973	Compliant
Tantalum	LSM Brasil S.A.	BRAZIL	CID001076	Compliant
Tantalum	Metallurgical Products India Pvt., Ltd.	INDIA	CID001163	Compliant
Tantalum	Mineração Taboca S.A.	BRAZIL	CID001175	Compliant
Tantalum	Mitsui Mining & Smelting	JAPAN	CID001192	Compliant
Tantalum	Molycorp Silmet A.S.	ESTONIA	CID001200	Compliant
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA	CID001277	Compliant
Tantalum	Plansee SE Liezen	AUSTRIA	CID002540	Not Enrolled
Tantalum	Plansee SE Reutte	AUSTRIA	CID002556	Compliant
Tantalum	Power Resources Ltd.	MACEDONIA	CID002847	Compliant
Tantalum	QuantumClean	UNITED STATES	CID001508	Compliant
Tantalum	Resind Indústria e Comércio Ltda.	BRAZIL	CID002707	Compliant
Tantalum	RFH Tantalum Smeltry Co., Ltd.	CHINA	CID001522	Compliant
Tantalum	Solikamsk Magnesium Works OAO	RUSSIAN FEDERATION	CID001769	Compliant
Tantalum	Taki Chemicals	JAPAN	CID001869	Compliant
Tantalum	Telex Metals	UNITED STATES	CID001891	Compliant
Tantalum	Tranzact, Inc.	UNITED STATES	CID002571	Compliant
Tantalum	Ulba Metallurgical Plant JSC	KAZAKHSTAN	CID001969	Compliant
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	CHINA	CID002508	Compliant
Tantalum	Yichun Jin Yang Rare Metal Co., Ltd.	CHINA	CID002307	Compliant
Tantalum	Zhuzhou Cemented Carbide Group Co., Ltd.	CHINA	CID002232	Compliant
Tin	Alpha	UNITED STATES	CID000292	Compliant
Tin	An Thai Minerals Co., Ltd.	VIET NAM	CID002825	Not Enrolled
Tin	An Vinh Joint Stock Mineral Processing Company	VIET NAM	CID002703	Not Enrolled
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	CHINA	CID000228	Compliant
Tin	China Tin Group Co., Ltd.	CHINA	CID001070	Compliant
Tin	CNMC (Guangxi) PGMA Co., Ltd.	CHINA	CID000278	Not Enrolled
Tin	Cooperativa Metalurgica de Rondônia Ltda.	BRAZIL	CID000295	Compliant
Tin	CV Ayi Jaya	INDONESIA	CID002570	Compliant
Tin	CV Dua Sekawan	INDONESIA	CID002592	Compliant
Tin	CV Gita Pesona	INDONESIA	CID000306	Compliant
Tin	CV Serumpun Sebalai	INDONESIA	CID000313	Compliant

Tin	CV Tiga Sekawan	INDONESIA	CID002593	Compliant
Tin	CV United Smelting	INDONESIA	CID000315	Compliant
Tin	CV Venus Inti Perkasa	INDONESIA	CID002455	Compliant
Tin	Dowa	JAPAN	CID000402	Compliant
Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	VIET NAM	CID002572	Active
Tin	Elmet S.L.U.	SPAIN	CID002774	Compliant
Tin	EM Vinto	BOLIVIA	CID000438	Compliant
Tin	Estanho de Rondônia S.A.	BRAZIL	CID000448	Not Enrolled
Tin	Fenix Metals	POLAND	CID000468	Compliant
Tin	Gejiu Fengming Metallurgy Chemical Plant	CHINA	CID002848	Compliant
Tin	Gejiu Jinye Mineral Company	CHINA	CID002859	Compliant
Tin	Gejiu Kai Meng Industry and Trade LLC	CHINA	CID000942	Active
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHINA	CID000538	Compliant
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	CHINA	CID001908	Active
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	CHINA	CID000555	Not Enrolled
Tin	Guanyang Guida Nonferrous Metal Smelting Plant	CHINA	CID002849	Compliant
Tin	HuiChang Hill Tin Industry Co., Ltd.	CHINA	CID002844	Compliant
Tin	Huichang Jinshunda Tin Co., Ltd.	CHINA	CID000760	Not Enrolled
Tin	Jiangxi Ketai Advanced Material Co., Ltd.	CHINA	CID000244	Compliant
Tin	Magnu's Minerais Metais e Ligas Ltda.	BRAZIL	CID002468	Compliant
Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA	CID001105	Compliant
Tin	Melt Metais e Ligas S.A.	BRAZIL	CID002500	Compliant
Tin	Metallic Resources, Inc.	UNITED STATES	CID001142	Compliant
Tin	Metallo-Chimique N.V.	BELGIUM	CID002773	Compliant
Tin	Mineração Taboca S.A.	BRAZIL	CID001173	Compliant
Tin	Minsur	PERU	CID001182	Compliant
Tin	Mitsubishi Materials Corporation	JAPAN	CID001191	Compliant
Tin	Modeltech Sdn Bhd	MALAYSIA	CID002858	Not Enrolled
Tin	Nankang Nanshan Tin Manufactory Co., Ltd.	CHINA	CID001231	Active
Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company	VIET NAM	CID002573	Not Enrolled
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	THAILAND	CID001314	Compliant
Tin	O.M. Manufacturing Philippines, Inc.	PHILIPPINES	CID002517	Compliant
Tin	Operaciones Metalurgical S.A.	BOLIVIA	CID001337	Compliant
Tin	Phoenix Metal Ltd.	RWANDA	CID002507	Not Enrolled
Tin	PT Aries Kencana Sejahtera	INDONESIA	CID000309	Compliant
Tin	PT Artha Cipta Langgeng	INDONESIA	CID001399	Compliant
Tin	PT ATD Makmur Mandiri Jaya	INDONESIA	CID002503	Compliant
Tin	PT Babel Inti Perkasa	INDONESIA	CID001402	Compliant
Tin	PT Bangka Prima Tin	INDONESIA	CID002776	Compliant
Tin	PT Bangka Tin Industry	INDONESIA	CID001419	Compliant

Tin	PT Belitung Industri Sejahtera	INDONESIA	CID001421	Compliant
Tin	PT Bukit Timah	INDONESIA	CID001428	Compliant
Tin	PT Cipta Persada Mulia	INDONESIA	CID002696	Compliant
Tin	PT DS Jaya Abadi	INDONESIA	CID001434	Compliant
Tin	PT Eunindo Usaha Mandiri	INDONESIA	CID001438	Compliant
Tin	PT Inti Stania Prima	INDONESIA	CID002530	Compliant
Tin	PT Justindo	INDONESIA	CID000307	Not Enrolled
Tin	PT Karimun Mining	INDONESIA	CID001448	Compliant
Tin	PT Kijang Jaya Mandiri	INDONESIA	CID002829	Compliant
Tin	PT Lautan Harmonis Sejahtera	INDONESIA	CID002870	Compliant
Tin	PT Mitra Stania Prima	INDONESIA	CID001453	Compliant
Tin	PT O.M. Indonesia	INDONESIA	CID002757	Compliant
Tin	PT Panca Mega Persada	INDONESIA	CID001457	Compliant
Tin	PT Prima Timah Utama	INDONESIA	CID001458	Compliant
Tin	PT Refined Bangka Tin	INDONESIA	CID001460	Compliant
Tin	PT Sariwiguna Binasentosa	INDONESIA	CID001463	Compliant
Tin	PT Stanindo Inti Perkasa	INDONESIA	CID001468	Compliant
Tin	PT Sukses Inti Makmur	INDONESIA	CID002816	Compliant
Tin	PT Sumber Jaya Indah	INDONESIA	CID001471	Compliant
Tin	PT Timah (Persero) Tbk Kundur	INDONESIA	CID001477	Compliant
Tin	PT Timah (Persero) Tbk Mentok	INDONESIA	CID001482	Compliant
Tin	PT Tinindo Inter Nusa	INDONESIA	CID001490	Compliant
Tin	PT Tommy Utama	INDONESIA	CID001493	Compliant
Tin	PT Wahana Perkit Jaya	INDONESIA	CID002479	Compliant
Tin	Resind Indústria e Comércio Ltda.	BRAZIL	CID002706	Compliant
Tin	Rui Da Hung	TAIWAN	CID001539	Compliant
Tin	Soft Metais Ltda.	BRAZIL	CID001758	Compliant
Tin	Thaisarco	THAILAND	CID001898	Compliant
Tin	Tuyen Quang Non-Ferrous Metals Joint Stock Company	VIET NAM	CID002574	Not Enrolled
Tin	VQB Mineral and Trading Group JSC	VIET NAM	CID002015	Compliant
Tin	White Solder Metalurgia e Mineração Ltda.	BRAZIL	CID002036	Compliant
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CHINA	CID002158	Active
Tin	Yunnan Tin Company Limited	CHINA	CID002180	Compliant
Tungsten	A.L.M.T. TUNGSTEN Corp.	JAPAN	CID000004	Compliant
Tungsten	ACL Metais Eireli	BRAZIL	CID002833	Not Enrolled
Tungsten	Asia Tungsten Products Vietnam Ltd.	VIET NAM	CID002502	Compliant
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	CHINA	CID002513	Compliant
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CHINA	CID000258	Compliant
Tungsten	Dayu Weiliang Tungsten Co., Ltd.	CHINA	CID000345	Not Enrolled
Tungsten	Fujian Jinxin Tungsten Co., Ltd.	CHINA	CID000499	Compliant

Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CHINA	CID000875	Compliant
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CHINA	CID002315	Compliant
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CHINA	CID002494	Compliant
Tungsten	Ganzhou Yatai Tungsten Co., Ltd.	CHINA	CID002536	Not Enrolled
Tungsten	Global Tungsten & Powders Corp.	UNITED STATES	CID000568	Compliant
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	CHINA	CID000218	Compliant
Tungsten	H.C. Starck GmbH	GERMANY	CID002541	Compliant
Tungsten	H.C. Starck Smelting GmbH & Co.KG	GERMANY	CID002542	Compliant
Tungsten	Hunan Chenzhou Mining Co., Ltd.	CHINA	CID000766	Compliant
Tungsten	Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji	CHINA	CID002579	Compliant
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	CHINA	CID000769	Compliant
Tungsten	Hydrometallurg, JSC	RUSSIAN FEDERATION	CID002649	Compliant
Tungsten	Japan New Metals Co., Ltd.	JAPAN	CID000825	Compliant
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	CHINA	CID002551	Compliant
Tungsten	Jiangxi Dayu Longxintai Tungsten Co., Ltd.	CHINA	CID002647	Not Enrolled
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	CHINA	CID002321	Compliant
Tungsten	Jiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd.	CHINA	CID002313	Not Enrolled
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	CHINA	CID002318	Compliant
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CHINA	CID002317	Compliant
Tungsten	Jiangxi Xiushui Xianggan Nonferrous Metals Co., Ltd.	CHINA	CID002535	Compliant
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	CHINA	CID002316	Compliant
Tungsten	Kennametal Fallon	UNITED STATES	CID000966	Compliant
Tungsten	Kennametal Huntsville	UNITED STATES	CID000105	Compliant
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	CHINA	CID002319	Compliant
Tungsten	Moliren Ltd	RUSSIAN FEDERATION	CID002845	Compliant
Tungsten	Niagara Refining LLC	UNITED STATES	CID002589	Compliant
Tungsten	Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC	VIET NAM	CID002543	Compliant
Tungsten	Philippine Chuangxin Industrial Co., Inc.	PHILIPPINES	CID002827	Compliant
Tungsten	South-East Nonferrous Metal Company Limited of Hengyang City	CHINA	CID002815	Compliant
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	VIET NAM	CID001889	Compliant
Tungsten	Unecha Refractory metals plant	RUSSIAN FEDERATION	CID002724	Compliant
Tungsten	Vietnam Youngsun Tungsten Industry Co., Ltd.	VIET NAM	CID002011	Compliant
Tungsten	Wolfram Bergbau und Hütten AG	AUSTRIA	CID002044	Compliant
Tungsten	Woltech Korea Co., Ltd.	KOREA, REPUBLIC OF	CID002843	Compliant
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CHINA	CID002320	Compliant
Tungsten	Xiamen Tungsten Co., Ltd.	CHINA	CID002082	Compliant
Tungsten	Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.	CHINA	CID002830	Compliant
Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd.	CHINA	CID002095	Compliant

Country of Origin List :

Argentina, Australia, Austria, Belgium, Bolivia, Brazil, Cambodia, Canada, Chile, China, Columbia, Cote D’Ivoire, Czech Republic, Djibouti, Ecuador, Egypt, Estonia, Ethiopia, France, Germany, Guyana, Hungary, India, Indonesia, Ireland, Israel, Japan, Kazakhstan, Laos, Luxembourg, Madagascar, Malaysia, Mongolia, Myanmar, Namibia, Netherlands, Nigeria, Peru, Portugal, Russia, Sierra Leone, Singapore, Slovakia, South Korea, Spain, Suriname, Switzerland, Taiwan, Thailand, United Kingdom, United States, Vietnam, Zimbabwe, Kenya, Mozambique, South Africa, Democratic Republic of the Congo, Angola, Burundi, Central African Republic, Republic of Congo, Rwanda, South Sudan, Tanzania, Uganda, and Zambia.